EXHIBIT 16.1

November 29, 2005

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.01 of the Form 8-K of NaturalNano, Inc. (formerly Cementitious Materials, Inc.), dated November 29, 2005, captioned “Changes in Registrant’s Certifying Accountant,” and that we agree with the statements made therein as they relate to HJ & Associates, LLC. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Goldstein Golub Kessler LLP or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

HJ & Associates, LLC
Salt Lake City, Utah